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                                                                   EXHIBIT 10.28



                        [TENNECO AUTOMOTIVE LETTERHEAD]



                               As of June 1, 2001


PERSONAL AND CONFIDENTIAL


Mr. Hari Nair
871 Fox Trail Court
Lake Forest, IL 60045


Dear Mr. Nair:

          On behalf of Tenneco Automotive Inc. (the "Company"), I am pleased to set forth and confirm the terms and conditions of your continued service as Executive Vice President and Managing Director-Europe of the Company:

1. COMMENCEMENT. Except as specifically provided herein, the terms and conditions hereof will be effective immediately upon the signing hereof. You will report to and serve at the pleasure of the Board of Directors of the Company (the "Board").

2.        BASE SALARY.   You will be paid a base salary of $305,000.00 per
     year, which will be subject to such increases as may from time to time be approved by the Board or such committee of the Board to which such power has been delegated (the "Committee"), payable according to the regular pay schedule for salaried employees.

3.        ANNUAL BONUS.  You will be eligible for an annual performance bonus.
     Commencing with calendar year 2001, your annual target bonus will be, at least, $273,000.00 subject to fulfillment of performance goals as determined by the Board or Committee.

4. INTERNATIONAL ASSIGNMENT. Your position as Executive Vice President and Managing Director-Europe of the Company is an international assignment. The terms and conditions applicable to your international assignment (including without limitation the termination of such international assignment) are set forth as Exhibit A hereto, and you hereby acknowledge and agree to such terms and conditions.
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5.       PERFORMANCE UNITS, STOCK OPTIONS, RESTRICTED STOCK AND STOCK EQUIVALENT
     UNITS. At the time of the spin-off of Pactiv Corporation (formerly Tenneco Packaging Inc.) by the Company (the "Spin-Off"), you were granted 7,500 performance units under the Company's Stock Ownership Plan (the "Plan"), payable in shares of the Company's stock in January 2003, subject to fulfillment of performance goals as determined by the Committee and the other terms of the grant determined by the Committee. At the time of the Spin-off, you were granted under the Plan an option to purchase 45,000 shares of Company stock, subject to terms and conditions set by the Committee under the Plan. You have received a restricted stock grant of 19,538 shares and one-third of such restricted stock vests on each of the first three anniversaries of the Spin-off if you continue to be employed by the Company on such anniversary. The number of shares set forth above with respect to the performance unit, restricted stock and stock option awards is after giving effect to the one-for-five reverse stock split completed in November 1999. In December, 1999 (effective November 5, 1999), you were granted 34,806 stock equivalent units under the Plan for the three-year period ending December 31, 2002. This grant is payable in cash in three annual installments, subject to and in accordance with the terms and conditions of the grant determined by the Committee. The grants described herein are without prejudice to your receipt of additional grants as determined by the Board or the Committee under the Plan and/or any other similar benefit plan or compensation program or arrangement of the Company. The vesting terms and the other conditions, events and circumstances under which you will be entitled to receive the performance units, stock options, restricted stock and stock equivalent units granted to you prior to the date hereof (and not already paid or settled) shall be the terms, conditions, events and circumstances set forth in your grant agreements for the performance units, stock options, restricted stock and stock equivalent units as of the date of this letter.

6. EXECUTIVE BENEFIT PLANS. You will be eligible to participate in all employee benefit plans applicable to salaried employees generally and all executive compensation structures applicable to senior executives generally, including the Company's Supplemental Executive Retirement Plan (the "SERP"). The company shall not terminate, amend or modify the SERP after the date hereof in any manner which is adverse to you.

7. PERQUISITE ALLOWANCE. You will receive an annual perquisites allowance of $30,000.00 ($15,000 per year during your international assignment) which you may receive in either cash, perquisites, or a combination at your election.

8. VACATION. Except as otherwise provided in Exhibit A with respect to your international assignment, you will receive four weeks vacation (with pay) per year.



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9.        CHANGE IN CONTROL. You will participate in the Company's Change in
     Control Severance Benefit Plan for Key Executives (the "Change in Control Plan"); provided, that your cash severance benefit under Section 3A or 3B, as applicable, of the Change in Control Plan will be 3 times the total of
     (i) your annual base salary in effect immediately prior to the Change in Control (as defined in the Change in Control Plan), plus (ii) the higher of
     (a) your highest target bonus over the last 3 years of your employment, and
     (b) the average of your annual awards under any bonus plan of the Company or its subsidiaries, including any special awards, for the last three years of your employment (or such shorter period as your have been employed by the Company or its subsidiaries); and provided further that all of your outstanding awards under the Plan or any other similar benefit plan or compensation arrangement or program of the Company or its subsidiaries will be treated as exercisable, earned at target and vested, as the case may be, immediately upon the Change in Control (as that term is currently defined in the Change in Control Plan) and shall be paid to you or otherwise treated in the manner currently specified in, and in accordance with the current terms of, the Change in Control Plan.

10. SEVERANCE. Subject to the provisions of paragraph 9, if your employment is terminated other than by you voluntarily or for death, disability, or non-performance of your duties, subject to your execution of a general release and such other documents as the Company may reasonably request: (a) you will be paid a severance benefit in an amount equal to two times the total of your then current annual base salary plus your bonus for the immediately preceding year; (b) subject to Board and/or Committee approval, all your outstanding awards under the Plan (or any other similar benefit plan or compensation program or arrangement of the Company or its subsidiaries) may vest and/or become exercisable on the date of your termination; (c) vested stock options you hold will remain exercisable for a period of not less than 90 days from your termination; and (d) the Company will continue to provide to you, for one year following the date of the termination of your employment, health and welfare benefits amounting to no less than the amount of health and welfare benefits you receive at the time your employment commences. COBRA continuation coverage will begin following this one year period.

11. TAX GROSS-UP PAYMENT. If any portion of the payments described herein, and/or any other payments, shall be subject to the tax imposed by
     Section 4999 of the Internal Revenue Code (the portion of such payments which are subject to the Excise Tax being referred to herein as the "Payments"), the Company shall pay you, not later than the 30th day following the date you become subject to the Excise Tax, an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of the Excise Tax on such Payments and all federal, state, and local income tax, interest and penalties, and Excise Tax on the Gross-Up Payment, shall be equal to the amount which would have been retained by you had the payments not been subject to the Excise Tax.
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12.       GOVERNING LAW.  This letter agreement shall be governed by, and shall be construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Illinois.

13.       OTHER AGREEMENTS.   This letter agreement shall supersede the letter
     agreements between you and the Company dated as of July 27, 2000, May 15, 2001 and August 28, 2001.

          Please acknowledge your agreement with these terms by executing a copy of this letter in the space provided below and returning it to me.


                                   Sincerely,

                                   TENNECO AUTOMOTIVE INC.



                                   By: /s/ Mark P. Frissora
                                       ------------------------------------
                                       Mark P. Frissora

                                   Its: Chairman, CEO and President

ACKNOWLEDGED AND ACCEPTED


-------------------------------
Hari Nair

Date:
     --------------------------
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                                   EXHIBIT A

                 INTERNATIONAL ASSIGNMENT TERMS AND CONDITIONS


The terms and conditions of your international assignment for Tenneco Automotive Inc. ("Tenneco" or the "Company") are set forth in this Exhibit A and in the Tenneco International Assignment Guidelines.

The terms and conditions set forth in this Exhibit A may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company; it being understood, however, that the foregoing shall not give the Company the right to modify any of the terms and conditions of your employment set forth in paragraphs 1 through 3 and paragraphs 5 through 13 of the letter agreement dated as of June 1, 2001 between you and the Company. If questions should arise concerning any provision of this Exhibit A or any subsequent revisions of policies applicable to employees on international assignment, you are urged to consult with Casey Clemence of the Expatriate Administrative Services Team at PricewaterhouseCoopers in Florham Park, NJ at (973) 236-4499.

GENERAL

Place of Employment: Brussels, Belgium
Position Title: EVP & Managing Director-Europe
Base Salary: $305,000/annual
EICP Target Bonus: $273,000
Long Term Awards: Eligible for awards based upon EICP level 8 pro-rated to the effective date of assignment
Reporting to: Mark Frisorra
Assignment Effective Date: June 1, 2001
Anticipated Duration of Assignment: 2-3 years
Point of Origin: Chicago, Illinois
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COMPENSATION AND FOREIGN ASSIGNMENT-RELATED BENEFITS

At the commencement of your international assignment, your compensation will be as estimated in the attached International Assignment Compensation Summary. This compensation reflects your position level within the Tenneco structure and is exclusive of mandatory or voluntary deductions. Salary administration will continue to be handled in accordance with Tenneco practices, and adjustments made according to salary guidelines established within Tenneco.

Your compensation will be administered through the Tenneco U.S. payroll, with appropriate deposits to your bank accounts. Your Domestic and Foreign Pay and Overseas Allowances have been established and included in the attached International Assignment Compensation Summary. Overseas allowances will terminate upon return to the U.S.

Some of the specific provisions that will apply to your international assignment are described below:

1. Your eligibility will continue for participation in the various Tenneco benefit plans and will be determined in accordance with the provisions of such plans. To the extent such plans will permit, your base salary (exclusive of allowances) shall be the basis for the calculation of coverage and retirement benefits. Assignment-related allowances will not be included in the calculation of coverage and retirement benefits.

2. On your relocation trip to Belgium, the Company has paid or will pay the cost of travel from Illinois to Belgium, including airfare, ground transportation, and reasonable in-transit living expenses.

3. The Company has paid or will pay moving expenses for household goods and effects, including packing, crating, unpacking, wardrobe service, temporary storage enroute, appliance disconnection service, insurance, customs clearance, and import duties on one surface freight shipment. In addition, the Company will pay for similar expenses upon return, and for storage of items not shipped to the assignment location. Details are contained in the Tenneco International Assignment Guidelines.

4. The Company has paid or will pay for an air freight shipment, including packing, insurance, and customs clearance, for personal effects. A similar policy will be available upon your return home.

5. Items not shipped to the host location may be placed into storage at Company expense. In accordance with the policy, the Company will designate the U.S. storage facility. Tenneco will be billed directly.

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6.   Visas, immunizations, and any other reasonable and necessary medical or documentary costs related to your international assignment will be reimbursed to you upon submission of an expense report.

7. Actual and reasonable living expenses, subject to Company approval, have been or will be reimbursed for up to 7 days in the home country and 30 days in the host country (can extend an additional 30 days if needed) for expenses incurred after vacating your residence in Illinois, and prior to establishing residence in accommodations in Belgium. In accordance with the Tenneco International Assignment Policy, upon repatriation the same guidelines will apply.

8. Miscellaneous relocation expenses for your move to Belgium have been or will be covered by an allowance of one and one-half month's salary, up to a maximum base salary of $150,000, at the start of the assignment. You will be responsible for any home country hypothetical tax on this allowance.

9. You have been or will be provided an International Service Premium equal to one month's base salary, capped at a base salary of $150,000, in recognition of the personal adjustments inherent with an international assignment. The Company has reimbursed or will reimburse all home and host country tax on this award. Upon successful completion of the assignment you will receive the same award.

10. Home leave is time off with pay plus round trip business class airfare. You, your spouse and family are entitled to two home leave trips per year.

11. Vacation eligibility is based on the greater of your home country vacation policy or 30 days. Time off during home leave will be charged as vacation time.

12. The Company will pay your housing expenses directly for the duration of your assignment in Brussels, including utility expenses (gas, electricity, water, cable TV, and lawn care). The Company will pay security and lease deposits required by the lease agreement.

13. The Tenneco International Assignment Guidelines will be used as the guideline for other matters such as allowances, goods and services differential, etc. not specified in this Exhibit A.

14. The Company will reimburse you for lease cancellation penalties for up to two vehicles.

15. You are eligible to participate in the Company's current domestic relocation policies with regard to the sale of your home and purchase of your home by the Company. Should this or any future international assignments trigger capital gains tax payments on the sale of your principle residence, the Company will reimburse you for such taxes.





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16.  The Company will reimburse the costs for elementary or secondary schools within normal commuting distance of your international assignment. The reimbursement will cover required tuition, lab fees, textbooks, uniforms, other school supplies, school field trips and public transportation up to maximum allowance recommended for the location.

17. Emergency Leave - Reimbursement for your round trip airfare from the host location for you, your spouse and eligible dependants living with you in the event of death or serious illness involving any of your immediate family members. Such leave shall not count against your vacation time.

18. As an incentive to retain your U.S. home, Tenneco will pay you an amount in cash of $16,666.00, net of applicable taxes, at the end of each 12 month period that you are on assignment (not to exceed $50,000.00 in total).

19. The Company will also reimburse you the acquisition or lease and operating costs for a second automobile that are in the excess of those previously incurred ($500 per month) in the U.S.

TAX EQUALIZATION

We would also like to call your attention to Tenneco's Tax Equalization Guidelines. During expatriation, in order to equalize your tax bill with that of your domestic counterpart at the same level of income, a U.S. hypothetical federal income tax will be deducted from your total salary and, in turn, the Company will fund payment of your Belgian taxes. Even if there is no foreign tax obligation, Tenneco will still retain these U.S. hypothetical tax deductions. Should you resign or be discharged for cause, you will be covered under the tax-equalization policy until your separation date.

PricewaterhouseCoopers will conduct an interview to ensure your familiarity with U.S. and Belgium tax requirements. For each year in which you are on the assignment, and for the following year if required, they will also prepare your U.S. federal and local tax returns and Belgium tax returns (as required). Additionally, they will provide the Company with a statement of the tax liability on your total income subject to certain limitations. The Company will pay tax preparation fees.

OTHER MATTERS

Tenneco will not guarantee the term of any foreign assignment. Normally, a long-term foreign assignment is expected to be for a period varying from one to three years. The actual time will vary and may be impacted by personal emergencies, Company business circumstances or performance.
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The Company will provide for relocation to your Point of Origin or to some other mutually agreed upon area upon termination of the foreign assignment. While the Company cannot provide a guarantee of any specific assignment upon return to the U.S., the Company's best efforts will be made to assign you to a position in keeping with both experience and performance.

The laws of the State of Illinois, the policies of Tenneco-U.S., and your letter agreement dated as of June 1, 2001 with the Company will govern the terms and conditions of your employment and termination of employment (voluntary or involuntary).

These terms and conditions of your international assignment do not create a contract of employment between you and the Company for any specified period. Your employment with Tenneco is an "Employment at Will", which means that either you or the Company may terminate your employment at any time, with or without cause, upon notice to the other (it being understood that certain provisions of your letter agreement dated as of June 1, 2001 with the Company and this Exhibit A may apply with respect to your compensation and/or relocation in the event of such a termination).
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                 INTERNATIONAL ASSIGNMENT COMPENSATION SUMMARY

                                 Mr. Hari Nair
                               Tenneco Automotive

BASE SALARY
-Effective Date 06/01/2001            $305,000/yr

INTERNATIONAL PREMIUM                 $12,500 paid upon expatriation and
                                      repatriation (tax protected by the Company
RELOCATION PAYMENTS
- Miscellaneous Allowance             $18,750 paid upon expatriation and
                                      repatriation (not tax protected by the
                                      Company)
APPLICABLE FOREIGN ASSIGNMENT
ALLOWANCES                            - U.S. Hypothetical Tax Withholding
                                      (107,440)/yr.*
GOODS AND SERVICES
DIFFERENTIAL                          $19,262/yr.

OTHER BENEFITS                        - Company Car
                                      - Perquisite Allowance ($15,000/yr.)
                                      - Tax Preparation and Equalization
                                      - Househunting Trip
                                      - Bi-Annual Home Leave
                                      - Language and Cultural Training


* The hypothetical tax withholding reflects federal and state income tax on base salary only. An adjustment will be made at a later date to include personal income.